EXHIBIT 35.1

SERVICER COMPLIANCE STATEMENT OF
TOYOTA MOTOR CREDIT CORPORATION

I, Wei Shi, certify that:

(a)           A review of Toyota Motor Credit Corporation’s activities and of its performance under the Sale and Servicing Agreement, dated as of October 15, 2014 (the “Sale and Servicing Agreement”), among Toyota Auto Finance Receivables LLC, as seller, Toyota Motor Credit Corporation, as servicer (in such capacity, the “Servicer”) and sponsor, and Toyota Auto Receivables 2014-C Owner Trust, as issuer, during the period from October 15, 2014 to December 31, 2014 has been made under my supervision.

(b)           To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Sale and Servicing Agreement in all material respects throughout the aforementioned period.

March 25, 2015

By:  /s/ Wei Shi

Wei Shi
Group Vice President - Treasury, Business Intelligence, Analytics and Finance
Toyota Motor Credit Corporation, as Servicer of Toyota Auto Receivables 2014-C Owner Trust